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                                                                   Exhibit 99.10

                      NON-QUALIFIED STOCK OPTION AGREEMENT


Agreement made effective as of the 24th day of March, 1998 by and between INTERNET AMERICA, INC. (the "Company") and DOUG SHELDON (the "Optionee").

    1.  Definitions.  For purposes of this Agreement:

            a.  "Board" means the Board of Directors of the Company.

            b. "Change in Capitalization" means any increase or reduction in the number of Shares, or any change (including, but not limited to, a change in value) in the Shares or exchange of Shares for a different number or kind of Shares or other securities of the Company, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, stock dividend, stock split or reverse stock split, combination or exchange of shares or other similar events.

            c. "Change in Control" shall be deemed to have occurred when the first of the following events occurs:

               (i) when the Company acquires actual knowledge that any person or group (as such terms are used in Sections 13(d) and 14(d) (2) of the Exchange Act), other than an employee benefit plan established or maintained by the Company or any of its subsidiaries or the current largest stockholder, is or becomes the beneficial owner (as defined under rule 13d-3 of the Exchange Act) directly or indirectly, or securities of the Company representing 30 percent or more of the combined voting power of the Company's directors;

               (ii) upon the approval by the Company's stockholders of (A) a merger or consolidation of the Company with or into another Corporation (other than a merger or consolidation in which the Company is the surviving corporation and which does not result in any capital reorganization or reclassification or other change in the Company's the outstanding shares of common stock), (B) a sale of disposition of all or substantially all of the Company's assets of (C) a plan of liquidation of dissolution of the Company; or

               (iii) if, at any time, two-thirds of the members of the Board are not "Continuing Directors". For this purpose " Continuing Directors" shall mean the members of the Board of Directors as of September 30, 1995, and any individual who becomes a member of the Board thereafter if his or her election or nomination for election as a director was approved by a vote of at least two-third of the Continuing Directors then in office.

            d. "Code" means the Internal Revenue Code of 1986, as amended.


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            e. "Company" means Internet America, Inc., a Texas corporation.

            f. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            g. "Fair Market Value" on any date means the closing price of Shares on such date on the principal national securities exchange on which Shares are listed or admitted to trading, the arithmetic mean of the per Share closing bid priced and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System or such then market in which such prices are regularly quoted, or, if there have been no published bid or asked quotations with respect to Shares on such date, the Fair Market Value shall be the value established by the Board in good faith and in accordance with Section 422 of the Code.

            h. "Shares" means the common stock, par value $.01 per share, of the Company.

    2. Grant of Option. The Company hereby grants to the Optionee, for valuable consideration, receipt of which is hereby acknowledged, a Non-Qualified Stock Option ("Option") to purchase from the Company an aggregate of 30,000 Shares at a purchase price (the "Option Price") of $3.75 per share.

    3. Exercise Period. The Option shall become non-forfeitable according to the following schedule and shall hereafter be exercisable in whole or in part:

               (i)    First Installment:     7,500 on March 24, 1999
               (ii)   Second Installment:    7,500 on March 24, 2000
               (iii)  Third Installment:     7,500 on March 24, 2001
               (iv)   Fourth Installment:    7,500 on March 24, 2002.

    The Option may be exercised only with respect to full Shares and may not be exercised after the close of business on the day (the "Termination Date") preceding the tenth anniversary of the date hereof. The Option shall have no effect after the Termination Date.

    4. Exercise of an Option. The exercise of an Option shall be made only by a written notice delivered in person or by mail to the Secretary of the Company at the Company's principal executive office, specifying the number of Shares to be purchased and accompanied by payment therefor. The purchase price for any Shares purchased pursuant to the exercise of an Option shall be paid in full upon such exercise by delivery of cash or personal check in amount of purchase price. The written notice may provide instructions from the Optionee to the Company that upon receipt of the purchase price in cash from the Optionee's broker or dealer, designated as such on the written notice, in payment for any Shares purchased pursuant to the exercise of an Option, the Company shall issue such Shares directly to the broker or dealer. If requested by the Board, the Optionee shall deliver this Agreement to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Optionee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of

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Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

    5. Rights of Optionee. The Optionee shall not be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (i) the Option shall have been exercised pursuant to the terms thereof, (ii) the Company shall have issued and delivered the Shares to the Optionee and (iii) the Optionee's name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Shares.

    6.  Adjustment Upon Changes in Capitalization.

            a. Subject to Section 7, in the event of a Change in Capitalization, the number and class of Shares or other stock or securities which are subject to the Option, and the purchase price therefor, if applicable, shall be appropriately and equitably adjusted.

            b. If, by reason of a Change in Capitalization, the Optionee shall be entitled to exercise an Option with respect to new, additional or different shares of stock or securities, such new, additional or different shares shall thereupon be subject to all of the conditions which were applicable to the Shares subject to the Option, as the case may be, prior to such Change in Capitalization.

    7. Effect of Certain Transactions. In the event of (i) the liquidation or dissolution of the Company or (ii) a merger or consolidation of the Company (a "Transaction"), the Option issued hereunder shall continue in effect in accordance with its terms and the Optionee shall be entitled to receive in respect of each Share subject to any outstanding Option, upon exercise of any Option, the same number and kind of stock, securities, cash, property, or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share. In the event that, after a Transaction, there occurs any Change in Capitalization with respect to the shares of a surviving or resulting corporation, then adjustments similar to, and subject to the same conditions as, those in Section 6 hereof shall be made by the Board.

    8. Effect of Change in Control. Notwithstanding anything contained in the Plan or an Agreement to the contrary, in the event of a Change in Control, all Options outstanding on the date of such Change in Control shall become immediately and fully exercisable.

    9.  Effect of Certain Transactions.

            a. Notwithstanding anything to the contrary or in the Agreement, the Optionee shall forfeit 100% of the Options granted pursuant to this Agreement, whether or not vested, if the Optionee breaches the provisions of subsections (b) or (d) of this Section 9.

            b. During the period that the Optionee is employed by the Company or any affiliate of the Company (the "Service Term") and for a period of one year thereafter,



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        the Optionee shall not, in the continental United States, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected in any manner, including but not limited to holding the positions of shareholder, director, officer, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise. For purposes of this Section, the term "Competing Enterprise" shall mean any person, corporation, partnership or other entity engaged in the operation of an internet service provider. The prohibition of this Section 9 shall not be deemed to prevent Optionee from owning 2% or less of any class of equity securities registered under Section 12 of the Exchange Act. During the Service Term and for a period of one year thereafter, the Optionee shall not interfere with the Company's relationship with, or endeavor to entice away from the Company, any person who at any time during the Service Term was an employee or customer of the Company or otherwise had a material business relationship with the Company.

            c. The necessity for protection of the Company and its affiliates against the Optionee's competition, as well as the nature and scope of such protection, has been carefully considered by the parties hereto in light of the uniqueness of the Optionee's talent and his importance to the Company. Accordingly, the Optionee agrees that, in addition to any other relief to which the Company may be entitled, the Company shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purpose of restraining the Optionee from any actual or threatened breach of the covenant contained in this Section 9. If for any reason a final decision of any court determines that the restrictions under this Section 9 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration, scope and geographic area identified in this Section 9 as will render such restrictions valid and enforceable.

            d. The Optionee shall not intentionally disclose or reveal to an unauthorized person, during the Service Term or for a two year period thereafter, any information relating to the confidential affairs of the company or any of its affiliates, including but not limited to technical information, business and marketing plans, strategies, customer information, other information concerning the Company's products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. The Optionee shall hold as property of the Company and its affiliates all memoranda, books, papers, letters and other data, and all copies thereof or therefrom, which are in any way substantially related to the business of the company or its affiliates, whether made by him or otherwise coming into his possession and, on a prior written demand of the Company made within two years after the end of the Service Term, shall deliver the same to the company.



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    10.  General Rules

            a. The obligation of the Company to sell or deliver Shares with respect to the Options granted shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Board.

            b. The Company shall have the right to deduct from any distribution of cash to Optionee, an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld (the "Withholding Taxes") with respect to any Option. If Optionee is entitled to receive Shares upon exercise of an Option, the Optionee shall pay the Withholding Taxes to the Company prior to the issuance, or release from escrow, of such Shares. In satisfaction of the Withholding Taxes to the Company, the Optionee may make a written election (the "Tax Election"), which may be accepted or rejected in the discretion of the Board, to have withheld a portion of the Shares issuable to him or her upon exercise of the Option having an aggregate Fair Market Value, on the date preceding the date of exercise, equal to the Withholding Taxes, provided that in respect of an Optionee who may be subject to liability under Section 16(b) of the Exchange Act either
        (i)(A) the Optionee makes the Tax Election at least six (6) months after the date the Option was granted, (B) the Option is exercised during the ten day period beginning on the third business day and ending on the twelfth business day following the release for publication of the Company's quarterly or annual statements of earnings (a "Window Period") and (C the Tax Election is made during the Window Period in which the Option is exercised prior to such Window Period and subsequent to the immediately preceding Window Period or (ii)(A) the Tax Election is made at least six (6) months prior to the date the Option is exercised prior to the expiration of six (6) months following an election to revoke the Tax Election. Notwithstanding the foregoing, the Board may, by the adoption or rules or otherwise, (i) modify the provisions in the preceding sentence or impose such other restrictions or limitations on Tax Elections as may be necessary to ensure that the Tax Elections will be exempt transactions under Section 16(b) of the Exchange Act, an (ii) permit Tax Elections to be made at such other times and subject to such other conditions as the Board determines will constitute exempt transactions under Section 16b of the Exchange Act.

            c. If Optionee makes a disposition, within the meaning of Section 424(c)of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Optionee pursuant to the exercise of an Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Share or Shares to the Optionee pursuant to such exercise, the Optionee shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office, and immediately deliver to the Company the amount of Withholding Taxes.

            d. No Option granted hereunder shall be transferable by the Optionee to whom granted otherwise than by will or the laws of descent and distribution, and an Option may be exercised during the lifetime of such Optionee only by the Optionee or his or her



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        guardian or legal representative. The terms of such an Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Optionee.

            e. Termination of Employment or Service. Unless otherwise provided in the Agreement evidencing the Option, an option shall terminate on or following an Optionee's termination of employment with the Company and its Subsidiaries or service as a director of the Company and its Subsidiaries as follows:

                (i) If an Optionee's employment terminates for any reason other than death, Disability or Cause, the Optionee may at any time within three (3) months after his or her termination of employment or service as a director, exercise an option to the extent, and only to the extent, that the Option or portion thereof was exercisable at the date of such termination;

                (ii) In the event the Optionee's employment or service as a director terminates as a result of Disability, the Optionee may at any time within one (1) year after such termination exercise such Option to the extent, and only to the extent, the Option or portion thereof was exercisable at the date of such termination;

                (iii) If an Optionee's employment or service as a director terminates for Cause, the Option shall terminate immediately and no rights thereunder may be exercised;

                (iv) If an Optionee dies while an employee of the Company or any Subsidiary or within three(3) months after termination as described in clause (1) of this Section 10(e), the Option may be exercised any time within one (1) year after the Optionee's death by the person or persons to whom such rights under the Option pass by will or by the laws of descent and distribution; provided, however, that an option may be exercised to the extent, and only to the extent, that the Option or portion thereof was exercisable on the date of death or earlier termination.


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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Optionee has hereunto set his hand, as of the day and year first above written.

                                 INTERNET AMERICA, INC.


                                 /s/ MICHAEL MAPLES
                                 --------------------------
                                 Michael Maples
                                 Chief Executive Officer


                                 OPTIONEE


                                 /s/ DOUGLAS G. SHELDON
                                 --------------------------
                                 Douglas G. Sheldon


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